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The Board of Directors
Buffalo Wild Wings, Inc.


We consent to the use of our report included herein and to the references to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.

                                                      /s/ KPMG PEAT MARWICK LLP

Minneapolis, Minnesota
July 9, 1998